UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 14, 2012

DECISIONPOINT SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54200	37-1644635
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8697 Research
Irvine, CA 92618-2404
(Address of principal executive offices) (Zip code)

(949) 465-0065
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 14, 2012, Mr. Paul E. Ross, age 39 , was appointed the interim Chief Financial Officer of DecisionPoint Systems, Inc. (“Company”).  Mr. Ross will be initially paid on a consulting basis at $30,000 per month which includes a placement agency fee.

From April 2011 until April of 2012, Mr. Ross was the Chief Financial Officer of GenMark Diagnostics, a NASDAQ traded “start-up” company which manufactured molecular diagnostic medical devices where Mr. Ross completed a capital raise through a public offering and oversaw implementation of the company’s Sarbanes-Oxley compliance program.  From October 2009 until April 2011, Mr. Ross was the Chief Financial Officer of Teledata Technology Solutions, a technology services company that was the subsidiary of a publically-traded overseas corporation, where Mr. Ross restructured the company’s financial reporting policy.  From March 2007 until April 2009, Mr. Ross was the Senior Vice President, Finance and Chief Financial Officer at Meade Instruments Corp., a NASDAQ traded consumer optical products manufacturing company where Mr. Ross helped complete a capital raise via a public offering.  From May 2005 until March 2007, Mr. Ross was the Chief Financial Officer and Treasurer of Power-One, Inc., a NASDAQ traded electronics manufacturer with operations throughout North America, Europe and Asia.  Mr. Ross holds an MBA from the University of Southern California and BA from the University of California, Los Angeles.

There is no family relationship between Mr. Ross and any other executive officer or director of the Company.  In addition, Mr. Ross has not been involved in any transaction with the Company that would require disclosure under Item 404(a) of the Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DECISIONPOINT SYSTEMS, INC.

Dated: September 20, 2012	By:	/s/ Roy Ceccato
Name: Roy Ceccato
Title: Vice President: Finance

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